Exhibit 10.1

GYRODYNE COMPANY OF AMERlCA, INC.
ONE FLOWERFIELD
SUITE 24
ST. JAMES, NEW YORK 11780
P - (631) 584-5400
F - (631) 584-7075
www.gyrodyne.com
October 21,2009

Mr. Gary J. Fitlin
36 East Mall Drive
Melville, NY 11747

Dear Mr. Fitlin:

Gyrodyne Company of America ("Gyrodyne" or the "Company") is pleased to offer you employment as the Chief Financial Officer ("CFO") based in St. James, New York, as approved by the Board of Directors of Gyrodyne (the "Board"), reporting to both the President and Chief Executive Officer ("CEO") and Chief Operating Officer ("COO"). This offer is subject to verification that your employment and academic credentials are as represented.

A basic philosophy at Gyrodyne is that we depend upon our employees to succeed. We therefore want our relationship to provide you the opportunity to effectively use your skills and successfully service the needs of Gyrodyne and its shareholders. We are confident that you will perform satisfactorily and follow all policies and procedures established by Gyrodyne. You are aware of Gyrodyne's strategic objective which is to effectuate a change-in-control within the next 3 years. Therefore, notwithstanding the fact that we are a loyal employer who cares about our employees, this offer of employment should not be construed as a contract or a commitment that your employment will continue for any period of time, and you will be an employee-at-will consistent with the terms of the Gyrodyne Handbook.

In return for your services Gyrodyne is pleased to provide the following compensation and benefits:

1.	Salarv, $158,000 per year, paid weekly. The identification of your salary as an annual figure should not be construed to create any obligation for employment for any period of time.

2.
Insurance. Gyrodyne pays 100% of the cost for all insurance coverages for you and your family. You will receive more information regarding medical and other coverages after your date of hire. However, general benefits include the following:

a.	Medical. A comprehensive medical program, as changed within the discretion of the Company, which Gyrodyne understands the Executive will not accept since he prefers to remain on another medical plan.

GYRODYNE COMPANY OF AMERICA, INC.
Mr. Gary J. Fitlin
October 21,2009

b.	Group Term Life Insurance. Gyrodyne will provide a benefit equal to $100,000.

3.	Paid Vacation. 4 weeks paid vacation, in accordance with the Gyrodyne Handbook.

4.	Paid Holidavs. 2009 schedule - 11 full days.

5.
Pension Plan. Gyrodyne maintains the Gyrodyne Company of America, Inc. Pension Plan. This Plan does not permit or require any employee contributions. All benefits are funded through contributions by Gyrodyne. You will receive a copy of the Summary Plan Description for the Pension Plan after you complete the 1 year of service requirement to be eligible to enter the Pension Plan. In general, you will become 100% vested in all benefits after the completion of 5 years of service.

6.	Bonus Plans. The Executive will be eligible for all bonus, short-term, long-term and other incentive plans as determined within the discretion of the Board.

7.	Deferred Bonus. The Executive will be entitled to a deferred bonus as outlined in the attached Exhibit A.

8.
Severance Benefits. Gyrodyne does not maintain any severance plans for its employees, as confirmed in the Gyrodyne Handbook. However, after 1 year of service the Executive will be entitled to a 6 month severance benefit equal to base salary and the current annual Deferred Bonus (pro-rated for 6 months), as addressed in Exhibit A, upon an involuntary "Separation from Service", including a termination of employment following a Change-in-Control as also defined in Exhibit A, unless the Executive receives a bonus or other payment under an incentive compensation or other program upon a Change-in- Control equivalent to at least the severance benefit identified herein. An involuntary termination will not include any voluntary termination for "good reason" as defined under section 409A of the Code, if initiated by the Executive. The severance benefit will be paid subject to the Separation from Service, 6 month delay in payment rule for "Specified Employees" and the "exception" to the delay in payment rules for Specified Employees, as such terms are defined in Exhibit A.

9.	Confidentiality. The Executive acknowledges he will comply with the confidentiality provisions of the Gyrodyne Handbook.

The Immigration Reform and Control Act of 1986 requires that employers must verify the identity and work authorization of all new employees. You are therefore requested to complete Section 1 of the enclosed Form 1-9 "Employment Eligibility Verification" and bring this to us together with one of the original documents listed in Section 2 under List A to establish identity and one from List C to establish employment eligibility on your first day of employment.

GYRODYNE COMPANY OF AMERICA, INC.
Mr. Gary J. Fitlin
October 21, 2009

We would appreciate your decision as to the acceptance of our offer no later than October 23, 2009. If your decision is favorable, please sign this letter where indicated and return it to me. In the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Stephen V. Maroney

Stephen V. Maroney

ACCEPTANCE DATE:	October 22, 2009

DATE OF BIRTH:

/s/ Gary J. Fitlin

Gary J. Fitlin